News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND FOR SERIES A PREFERRED STOCK AND RELATED DEPOSITARY SHARES DISTRIBUTION

CLEARFIELD, PENNSYLVANIA – November 4, 2021

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a quarterly cash dividend of $0.4453125 per depositary share, resulting from the Corporation’s declaration of a $17.8125 per share dividend on its Series A Preferred Stock. The dividend is payable on December 1, 2021, for holders of record as of November 17, 2021.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.2 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in western New York; and Ridge View Bank, with a loan production office in Roanoke, Virginia. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.